Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
          We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 26, 2009 (except Notes 8 and 9, as to which the date is August 14, 2009), included in this Registration Statement (Form S-4) and related Joint Proxy Statement/Prospectus of OXiGENE, Inc. for the registration of 25,069,926 shares of its common stock.
/s/ Ernst & Young LLP
Boston, Massachusetts
November 30, 2009